MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Extreme Home Staging, Inc., of our report dated November 17, 2008 on our audit of the financial statements of Extreme Home Staging, Inc. as of September 30, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the years ended September 30, 2008, 2007 and inception on May 5, 2006 through September 30, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
November 21, 2008

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501